Exhibit 11


                     CityFed Financial Corp.
      Statement Regarding the Computation of Per Share Loss

                                                                          SIX MONTHS ENDED
                                                                          ----------------
                                                                              JUNE 30,
                                                                              --------

                                                                     2001                2000
                                                                     ----                ----
Computation of Loss Per Share:


 Weighted average number of shares outstanding                       18,715,609          18,715,609


 Loss applicable to common stock:(1)


   From continuing operations                                       $(4,313,000)       $(4,241,000)

   From discontinued operations                                     $         -        $(1,037,000)
                                                                    ------------       ------------

   Net loss                                                         $(4,413,000)       $(5,278,000)
                                                                    ============       ============


 Basic and diluted loss per share:


   From continuing operations                                            $(0.23)            $(0.23)

   From discontinued operations                                          $(  - )            $(0.05)
                                                                         -------            -------

   Net loss                                                              $(0.23)            $(0.28)
                                                                         =======            =======





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(1) Losses  applicable to Common Stock are net of preferred  stock dividends for the six months ended June 30, 2001 and 2000 in the amount of $4,317,000.